Amendment No. 2 to Transfer Agency Agreement

The Transfer Agency Agreement made as of the 20th day of November, 2003 (the “Agreement”), between INVESCO Variable Investment Funds, Inc., a Maryland corporation (the “Company”), and certain other investment companies, and AIM INVESTMENT SERVICES, INC., a Delaware corporation (the “Transfer Agent”), is hereby amended, as of the 1st day of May 2004.

WHEREAS, the Company and the Transfer Agent desire to amend the Agreement to delete the Company and its various series portfolios, from the Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:

“Schedule A

REGISTERED INVESTMENT COMPANY	FUNDS	EFFECTIVE DATE

AIM Counselor Series Trust	INVESCO Advantage Health Sciences Fund INVESCO Multi-Sector Fund	November 25, 2003

AIM Combination Stock & Bond Funds	INVESCO Core Equity Fund INVESCO Total Return Fund	November 25, 2003

AIM International Mutual Funds	INVESCO International Core Equity	November 25, 2003

AIM Sector Funds	INVESCO Energy Fund INVESCO Financial Services Fund INVESCO Gold & Precious Metals Fund INVESCO Health Sciences Fund INVESCO Leisure Fund INVESCO Technology Fund INVESCO Utilities Fund	November 20, 2003

AIM Stock Funds	INVESCO Dynamics Fund INVESCO Mid-Cap Growth Fund INVESCO Small Company Growth Fund INVESCO S&P 500 Index Fund	November 25, 2003

AIM Treasurer’s Series Trust	INVESCO Treasurer’s Money Market Reserve Fund INVESCO Treasurer’s Tax-Exempt Reserve Fund INVESCO U.S. Government Money Fund INVESCO Stable Value Fund”	November 25, 2003

2.	The Fee Schedule to the Agreement is hereby deleted in its entirety and replaced with the following:

“FEE SCHEDULE

This Fee Schedule for services is made pursuant to the Transfer Agency Agreement dated November 20, 2003 (the “Agreement”), between the registered investments companies specified in Schedule A (each individually referred to as “Company”) and AIM Investment Services, Inc. (the “Transfer Agent”). The parties hereto agree to the following:

Account Maintenance Charges. Fees are based on an annual charge set forth below. These annual charges are billable monthly at the rate of one-twelfth (1/12) of the annual fee.

Company	Annual Charge Per Shareholder Account	Annual Omnibus Account Charge Per Participant
AIM Counselor Series Trust	$22.50	$22.50
AIM Combination Stock & Bond Funds	$22.50	$22.50
AIM International Mutual Funds	$22.50	$22.50
AIM Sector Funds	$22.50	$22.50
AIM Stock Funds	$22.50	$22.50
AIM Treasurer’s Series Trust[1]	$29.50	$29.50
AIM Treasurer’s Series Trust[2]	$28.50	$28.50

Expenses. A Fund shall not be liable for reimbursement to the Transfer Agent of expenses incurred by it in the performance of services pursuant to the Agreement, provided, however, that nothing herein or in the Agreement shall be construed as affecting in any manner any obligations assumed by a Fund with respect to expense payment or reimbursement pursuant to a separate written agreement between the Fund and the Transfer Agent or any affiliate thereof.

[1]	The Transfer Agent will not charge INVESCO Treasurer’s Money Market Reserve Fund and INVESCO Treasurer’s Tax-Exempt Reserve Fund, portfolios of the Company, a fee under this Agreement, but this commitment may be changed following consultation with the board of trustees. The Transfer Agent will receive a fee with respect to INVESCO U.S. Government Money Fund.

[2]	The Transfer Agent will receive a fee with respect to INVESCO Stable Value Fund.”

3.	All other terms and conditions of the Agreement shall remain in full force and effect.

AGREED AND EXECUTED:

INVESCO Variable Investment Funds, Inc.		AIM Investment Services, Inc.

By:	/s/ ROBERT H. GRAHAM	By:	/S/ MARK H. WILLIAMSON
Name:	ROBERT H. GRAHAM	Name:	MARK H. WILLIAMSON
Title:	PRESIDENT	Title:	DIRECTOR & CHAIRMAN